Section 30(h) of the Investment Company Act of 1940, as amended, and Section 16(a) of the Securities Exchange Act of 1934 require that the directors and officers of Credit Suisse High Yield Bond Fund
(the "Fund") and persons who own more than ten percent of the Fund's shares file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of shares of the Fund. Specific due dates have been established and the Fund is required to disclose any failure to file by the specific due dates.

	To the Fund's knowledge,in the fiscal year ended October 31, 2001, the following required reports set forth below were filed late or not filed with respect to the officers of the Fund.

	a) Hal Liebes: A Form 3 was not timely filed to report his appointment as Senior Vice President of the Fund on July 27, 2001.
A Form 5 was filed on December 13, 2002 to report this event.

	b) Richard Lindquist: A Form 3 was not timely filed to report his appointment as President and Chief Investment Officer of the Fund on July 27, 2001. A Form 5 was filed on December 13, 2002 to report this event.

	In making this disclosure, the Fund has relied on copies of reports that were furnished to it and written representations of its directors and officers.